Bank of America Corporation and Subsidiaries
Ratio of Earnings to Fixed Charges                                 Exhibit 12(a)

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
                                                                         Year Ended December 31
                                                     ---------------------------------------------------------------
(Dollars in millions)                                    1999        1998         1997         1996          1995
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
Excluding interest on deposits
Income before income taxes                             $12,215     $  8,048     $10,556      $9,311        $ 8,377
Less: Equity in undistributed losses (earnings)
 of unconsolidated subsidiaries                           (167)         162         (49)         (7)           (19)
Fixed charges:
 Interest expense (including capitalized interest)      10,084        9,479       8,219       7,082          6,354
 1/3 of net rent expense                                   342          335         302         282            275
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   Total fixed charges                                  10,426        9,814       8,521       7,364          6,629
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Earnings (excluding capitalized interest)              $22,474     $ 18,024     $19,028     $16,668        $14,987
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Fixed charges                                          $10,426     $  9,814     $ 8,521     $ 7,364        $ 6,629
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Ratio of earnings to fixed charges                        2.16         1.84        2.23        2.26           2.26
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Including interest on deposits
Income before income taxes                             $12,215     $  8,048     $10,556     $ 9,311        $ 8,377
Less: Equity in undistributed losses (earnings)
 of unconsolidated subsidiaries                           (167)         162         (49)         (7)           (19)
Fixed charges:
 Interest expense (including capitalized interest)      19,086       20,290      18,903      16,682         16,369
 1/3 of net rent expense                                   342          335         302         282            275
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   Total fixed charges                                  19,428       20,625      19,205      16,964         16,644
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Earnings (excluding capitalized interest)              $31,476     $ 28,835     $29,712     $26,268        $25,002
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Fixed charges                                          $19,428     $ 20,625     $19,205     $16,964        $16,644
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Ratio of earnings to fixed charges                        1.62         1.40        1.55        1.55           1.50
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